EXHIBIT 99.1

PRESS RELEASE

Contact:
Ezenia! Inc.
Laura M. Alessio
(781) 505-2192
investorrelations@ezenia.com

EZENIA! INC. ANNOUNCES THEIR APPOINTMENT OF BROWN & BROWN, LLP
AS THEIR NEW AUDITORS FOR 2003

Burlington, Mass., December 19, 2003 – Ezenia! Inc. (OTCBB:EZEN), a leading provider of real-time collaboration solutions for corporate and government networks and eBusiness, today announced the appointment of Brown & Brown, LLP as their new accounting firm, providing audit and tax services for the Company.  Brown & Brown replaces Gray, Gray & Gray, LLP (“GG&G”) in this capacity.

“GG&G recently informed us of the decision undertaken by their firm to no longer provide audit services to public company clients, and therefore they would be resigning as independent auditors for the Company,” noted Khoa Nguyen, Ezenia! Chairman and CEO.  “While disappointed in their decision, we recognize that the accounting profession is in the midst of significant change at this time, and we respect the difficult decisions being made by individual firms to protect their interests.  We place great value on the services that GG&G provided to us in 2003, during which period we reorganized our entire finance and accounting functions.  Thanks in part to their input, we believe the financial systems and controls now in place are greatly improved as we head into 2004, and for this we are very grateful.”

“We feel fortunate to have identified the firm of Brown & Brown, LLP as new auditors for the Company, and we look forward to working with them in the years ahead.”

About Ezenia! Inc.

Ezenia! Inc. (OTCBB:EZEN), founded in 1991, is a leading provider of real-time collaboration solutions, bringing new and valuable levels of interaction and collaboration to corporate networks and the Internet.  By integrating voice, video and data collaboration, the Company’s award-winning products enable groups to interact through a natural meeting experience regardless of geographic distance.  Ezenia! products allow dispersed groups to work together in real-time using powerful capabilities such as instant messaging, whiteboarding, screen sharing and text chat.  The ability to discuss projects, share information and modify documents allows users to significantly improve team communication and accelerate the decision-making process.  More information about

Ezenia! Inc. and its product offerings can be found at the Company’s Web site, www.ezenia.com.

Note to Investors

Statements included herein that are not historical facts include forward-looking statements.  Such forward-looking statements involve risks and uncertainties that could cause actual operating results to differ from those indicated by such forward-looking statements. These risks and uncertainties include the considerations that are discussed in the Management’s Discussion and Analysis section of the Company’s 2002 Annual Report on Form 10-K for the year ended December 31, 2002, such as the evolution of Ezenia!’s market, dependence on major customers, rapid technological change and competition, the ability to successfully implement the Company’s restructuring and cost reduction plan, risks associated with the acquisition of InfoWorkSpace (including the Company’s ability to integrate the InfoWorkSpace product line and workforce) and other considerations that are discussed further in the Management’s Discussion and Analysis section of the Company’s 2002 Annual Report on Form 10-K for the year ended December 31, 2002 such as the Company’s ability to implement the proposed refocusing of its business and to sustain viable operations.  Copies of the Company’s 2002 Annual Report on Form 10-K for the year ended December 31, 2002, or other publicly available financial information may be received at no charge by contacting Investor Relations at Ezenia!.

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Note: Ezenia! is a registered trademark of Ezenia! Inc., and the Ezenia! Logo and InfoWorkSpace are trademarks of Ezenia! Inc.  Additional information on Ezenia! and its products is available at http:// www.ezenia.com.